EXECUTION COPY

OMNIBUS ADDENDUM

This OMNIBUS ADDENDUM (the “Addendum”), dated as of January 25, 2007, is made to the Class B Terms Documents listed on Schedule A hereto (collectively, the “Class B Terms Documents”) to the Second Amended and Restated Indenture, dated as of October 20, 2006 (the “Indenture”), as supplemented by the Amended and Restated BAseries Indenture Supplement, dated as of June 10, 2006 (the “Indenture Supplement”), each between BA Credit Card Trust, as Issuer (the “Issuer”), and The Bank of New York, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.02(c) of each of the Class B Terms Documents listed on Schedule A, the Issuer may change the definition of the Class B Required Subordinated Amount of Class C Notes for the related tranche of Class B Notes, without the consent of any Noteholder provided that the Issuer has (i) received written confirmation from each Note Rating Agency that has rated any Outstanding Notes of the BAseries that the change in such definition will not result in a Ratings Effect with respect to any Outstanding Notes of such tranche of Class B Notes and (ii) delivered to the Indenture Trustee and the Note Rating Agencies a Master Trust Tax Opinion and an Issuer Tax Opinion;

WHEREAS, the Indenture Trustee and each Note Rating Agency has received a Master Trust Tax Opinion and an Issuer Tax Opinion, and the Issuer has received written confirmation from each Note Rating Agency that has rated any Outstanding Notes of the BAseries that the change in the definition of the Class B Required Subordinated Amount of Class C Notes set forth in each Class B Terms Document listed on Schedule A, in each case for the related tranche of Class B Notes, will not result in a Ratings Effect with respect to any Outstanding Notes of such tranche of Class B Notes; and

WHEREAS, all other conditions precedent to the execution of this Addendum have been complied with;

NOW, THEREFORE, it is hereby agreed by and among the parties hereto in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Class B Terms Documents, or if not therein, the Indenture or the Indenture Supplement.

SECTION 1.Modifications to Section 2.02(b) of the Class B Terms Documents. Section 2.02(b)(i)(B)(x) of each Class B Terms Document is hereby deleted in its entirety, and inserted in its place is the following, in each case with the appropriate tranche designation for the related tranche of Class B Notes inserted in the place of "[B(200_-_)]" in subsection (2) below:

"(x)	the product of:

(1)	115.38461%; times

(2)

a fraction, the numerator of which is the aggregate Class A Required Subordinated Amount of Class C Notes for all tranches of Class A Notes which are Outstanding on that date, for which the Class A Required Subordinated Amount of Class B Notes is greater than zero and the denominator of which is the aggregate Adjusted Outstanding Dollar Principal Amount for all tranches of Class B Notes (including the Class [B(200_-_)] Notes) which are Outstanding on that date; plus"

SECTION 2.     Ratification of the Class B Terms Documents. As modified by this Addendum, the Class B Terms Documents are in all respects ratified and confirmed, and each of the Class B Terms Documents, as so modified by this Addendum shall be read, taken and construed as one and the same instrument.

SECTION 3.     Severability. If any one or more of the covenants, agreements, provisions or terms or portions thereof of this Addendum shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms or portions thereof shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Addendum and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms or portions of this Addendum.

SECTION 4.     Counterparts. This Addendum may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

SECTION 5.     Effectiveness. This Addendum shall become effective upon satisfaction of the following conditions:

(a)          the Issuer has received written confirmation from each Note Rating Agency that has rated any Outstanding Notes of the BAseries that this Addendum will not result in a Ratings Effect with respect to any Outstanding Notes of any tranche of Class B Notes issued pursuant to a Class B Terms Document; and

(b)          delivery to the Indenture Trustee and the Note Rating Agencies of a Master Trust Tax Opinion for each Master Trust and an Issuer Tax Opinion.

SECTION 6.     Headings. The headings of the several paragraphs of this Addendum are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Addendum.

SECTION 7.     Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Addendum shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Addendum involves at least $100,000.00, and (b) that this Addendum has been entered into by

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the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

BA CREDIT CARD TRUST,
by BA CREDIT CARD FUNDING, LLC,
as Beneficiary and not in its individual capacity

/s/ Keith Landis
By: ____________________________________
Name: Keith Landis
Title: Vice President

Acknowledged and accepted by:

THE BANK OF NEW YORK, as Indenture Trustee
and not in its individual capacity

/s/ Catherine Cerilles
By: _______________________________
Name: Catherine Cerilles
Title: Vice President

Schedule A

Class B Terms Documents

Class B(2003-3) Terms Document, dated as of August 20, 2003

Class B(2003-4) Terms Document, dated as of October 15, 2003

Class B(2003-5) Terms Document, dated as of October 2, 2003

Class B(2004-1) Terms Document, dated as of April 1, 2004

Class B(2004-2) Terms Document, dated as of August 11, 2004

Class B(2005-1) Terms Document, dated as of June 22, 2005

Class B(2005-2) Terms Document, dated as of August 11, 2005

Class B(2005-3) Terms Document, dated as of November 9, 2005

Class B(2005-4) Terms Document, dated as of November 2, 2005

Class B(2006-1) Terms Document, dated as of March 3, 2006

Class B(2006-2) Terms Document, dated as of March 24, 2006

Class B(2006-3) Terms Document, dated as of August 22, 2006

Class B(2006-4) Terms Document, dated as of November 14, 2006